As filed with the United States Securities and Exchange Commission on September 23, 2025.

Registration No. 333-288664

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 3

To

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SMART LOGISTICS GLOBAL LIMITED

智慧物流環球有限公司

(Exact name of registrant as specified in its charter)

Cayman Islands	4731	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

UNIT 702, LEVEL 7, CORE B, CYBERPORT 3

100 CYBERPORT ROAD

POKFULAM, HONG KONG 999077

(852) 6741 7569

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, New York 10168

800-221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a Copy to:

Henry Yin, Esq. Loeb & Loeb LLP 2206-19 Jardine House 1 Connaught Place Central, Hong Kong SAR 852-3923-1111	Jane K. P. Tam, Esq. Loeb & Loeb LLP 901 New York Avenue, N.W. Washington, D.C. 20001 (202) 618-5000	Xiaoqin (Sherry) Li, Esq. Loeb & Loeb LLP 345 Park Avenue New York, NY 10154 (212) 407-4000	Pang Zhang-Whitaker, Esq. Guy Ben-Ami, Esq. Carter Ledyard & Milburn LLP 28 Liberty Street, 41st Floor New York, NY 10005 (212) 238 8700

Approximate date of commencement of proposed sale to the public: Promptly after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933

Emerging growth Company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

EXPLANATORY NOTE

Smart Logistics Global Limited is filing this Amendment No. 3 to its Registration Statement on Form F-1 (File No. 333-288664) (the “Registration Statement”) as an exhibit-only filing. Accordingly, this amendment consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature page to the Registration Statement and the filed exhibits. The remainder of the Registration Statement is unchanged and has therefore been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

Our memorandum and articles of association provide that we shall indemnify our officers and directors against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such directors or officer, other than by reason of such person’s dishonesty, willful default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere.

The underwriting agreement, the form of which will be filed as Exhibit 1.1 to this registration statement, will also provide for indemnification by the underwriters of us and our directors and officers for certain liabilities, including liabilities arising under the Securities Act, but only to the extent that such liabilities are caused by information relating to the underwriters furnished to us in writing expressly for use in this registration statement and certain other disclosure documents.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7. RECENT SALES OF UNREGISTERED SECURITIES.

The shares were issued in reliance upon exemptions from registration under Section 4(a)(2) of the Securities Act. No underwriters were involved in these issuances of Shares.

Name	Number of Shares	Consideration
ASL Ventures Limited	1	HK$0.01
ASL Ventures Limited	99	N/A: Stock Split(1)
ASL Ventures Limited	39,999,900	HK$3,999.99(2)

(1)On September 24, 2024, the Company completed a stock split. As a result, ASL Ventures Limited held 100 shares of the Company.

(2)On September 24, 2024, the Company issued and ASL Ventures Limited subscribed for, 39,999,900 shares of the Company with a par value of HK$0.0001 each, for a cash consideration of HK$3,999.99.

The foregoing issuances were exempt from registration under the Securities Act since they were transactions not involving a public offering. No underwriters were involved in these issuances of Shares. Other than disclosed herein, we did not issue any securities in the past three years.

ITEM 8. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits

See Exhibit Index of this registration statement.

The agreements included as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosures that were made to the other party in connection with the negotiation of the applicable agreement; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

We acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, we are responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this registration statement not misleading.

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

ITEM 9. UNDERTAKINGS.

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by Section 10(a)(3) of the Securities Act;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by “Item 8.A. of Form 20-F” at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(5) That, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(6) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) That, for the purpose of determining liability under the Securities Act to any purchaser:

Each prospectus filed by the registrant pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

EXHIBIT INDEX

Exhibit No.	Description of document
1.1*	Form of Underwriting Agreement
3.1^	Amended and Restated Memorandum and Articles of Association of the Registrant, as currently in effect
3.2^	Form of Amended and Restated Memorandum and Articles of Association (to be effective in connection with the completion of this offering)
4.1^	Specimen Ordinary Share Certificate
5.1^	Opinion of Appleby, Cayman Islands counsel of the Registrant, regarding the validity of Ordinary Shares being registered
8.1^	Opinion of Appleby, Cayman Islands counsel of the Registrant, as to certain Cayman Islands tax matters (included in Exhibit 5.1)
10.1^#	English Translation of Transport Agreement between Chongqing Lee & Man Paper Manufacturing Ltd. and Fuzhou Jiabin Modern Logistics Park Limited, dated December 23, 2022
10.2^

Schedule of Transport Agreements substantially identical in all material respects to the Transport Agreement filed as Exhibit 10.1 to this Registration Statement on Form F-1, pursuant to Instruction 2 To Item 601 of Regulation S-K

10.3^	Loan Agreement between Jinxi Anzhuo Logistics Ltd. Co. and Fuzhou Jiabin Modern Logistics Park Limited, dated January 1, 2022
10.4^	Loan Agreement between Nanfeng Gaoxun Supply Chain Ltd. Co. and Fuzhou Jiabin Modern Logistics Park Limited, dated October 1, 2022
10.5^	Supplemental Agreement by and among Fuzhou Jiabin Modern Logistics Park Limited, Jiabin Logistics Network Limited and Hue Kwok Chiu, dated December 14, 2023
10.6^	English Translation of Supplemental Agreement between Jinxi Anzhuo Logistics Ltd. Co. and Fuzhou Jiabin Modern Logistics Park Limited, dated March 31, 2024
10.7^	English Translation of Supplemental Agreement between Nanfeng Gaoxun Supply Chain Ltd. Co. and Fuzhou Jiabin Modern Logistics Park Limited, dated March 31, 2024
10.8^	Loan Agreement between Nanfeng Gaoxun Supply Chain Ltd. Co. and Fuzhou Jiabin Modern Logistics Park Limited, dated April 30, 2024
10.9^	Deed by and among Fuzhou Jiabin Modern Logistics Park Limited, Jiabin Logistics Network Limited and Hue Kwok Chiu, dated May 31, 2024
10.10^	Loan Agreement between Jinxi Anzhuo Logistics Ltd. Co. and Fuzhou Jiabin Modern Logistics Park Limited, dated October 10, 2024
10.11^	Loan Agreement between Nanfeng Gaoxun Supply Chain Ltd. Co. and Fuzhou Jiabin Modern Logistics Park Limited, dated October 10, 2024
10.12^	Form of 2025 Incentive Securities Plan
10.13^	Employment Agreement of Law Kwun Ting as chief operation officer of Jiabin Logistics Network Limited
10.14^	Employment Agreement of Wong Fu Lam “Derek” as chief technical officer of Jiabin Logistics Network Limited
10.15^	Employment Agreement of Hue Kwok Chiu as Chief Executive Officer
10.16^	Employment Agreement of Lo Tai On as Chief Financial Officer
10.17^	Independent Director Appointment Letter with Hung Kam Wing “Timmy”
10.18^	Independent Director Appointment Letter with Ng Man Li
10.19^	Independent Director Appointment Letter with Chung Wai Man
16.1^	Letter, dated August 20, 2025, from UHY LLP addressed to the U.S. Securities and Exchange Commission
21.1^	List of Subsidiaries of the Registrant
23.1^	Consent of J&S Associate PLT
23.2^	Consent of Appleby (included in Exhibits 5.1)
23.3^	Consent of Loeb & Loeb LLP
23.4^	Consent of Jia Yuan Law Offices
23.5^	Consent of Jia Yuan Law Office
24.1^	Powers of Attorney (included on signature page)
99.1^	Code of Business Conduct and Ethics
99.2^	Charter of the Audit Committee
99.3^	Charter of the Compensation Committee
99.4^	Charter of the Nominating and Corporate Governance Committee
99.5^	Clawback Policy
107^	Calculation of Registration Fee

^	Previously filed.
*	Filed herewith.
#

Certain schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant hereby undertakes to furnish copies of any of the omitted schedules and exhibits upon request by the U.S. Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hong Kong, on September 23, 2025.

Smart Logistics Global Limited

By:	/s/ Hue Kwok Chiu
Name:	Hue Kwok Chiu
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this amended Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Hue Kwok Chiu	Chairman, Chief Executive Officer	September 23, 2025
Hue Kwok Chiu	(Principal Executive Officer)

/s/ Lo Tai On	Chief Financial Officer and Director	September 23, 2025
Lo Tai On	(Principal Financial and Accounting Officer)

*	Director	September 23, 2025
Hung Kam Wing “Timmy”

*	Director	September 23, 2025
Ng Man Li

*	Director	September 23, 2025
Chung Wai Man

*By:	/s/ Hue Kwok Chiu
Hue Kwok Chiu
Attorney-in-Fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Smart Logistics Global Limited has signed this registration statement or amendment thereto in New York, New York, United States of America on September 23, 2025.

By:	/s/ Coleen A. De Vries
Name:	Coleen A. De Vries
Title:	Senior Vice President